Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS
Spectranetics Corporation	LHA
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS ACHIEVES FIRST QUARTER REVENUE OF $33.3 MILLION

9% Increase Over Q1 2011; 10% Constant Currency Growth

COLORADO SPRINGS, CO. (April 26, 2012) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the quarter ended March 31, 2012. Highlights of the quarter include (all compared with the quarter ended March 31, 2011):

•	Vascular Intervention revenue growth of 12%; Lead Management revenue growth of 10%

•	International revenue increased 12% to $5.4 million (14% on a constant currency basis1); U.S. revenue grew 9% to $27.8 million

•	First human use of TAPAS™ drug delivery and diagnostic device; CE mark approval received

•	FDA approval of GlideLight™, next generation laser sheath

•	Gross margin improved to 73% from 71%

“We continue to build top line momentum across our portfolio and across the globe,” said President and Chief Executive Officer Scott Drake. “Focal points of our efforts to exceed market growth rates include driving market awareness of peripheral artery disease, physician training and speeding up our pipeline of new products. Clinical data validating the efficacy of laser atherectomy has been revealed in recent studies, and we expect to add to this body of evidence with our EXCITE in-stent restenosis trial.”

Net income for the first quarter of 2012 was $12,000 or $0.00 per diluted share, compared with a net loss of $154,000, or $0.00 per share, for the first quarter of 2011.

Cash and cash equivalents totaled $27.0 million as of March 31, 2012, compared with $39.6 million as of December 31, 2011. The decrease was primarily due to previously disclosed payments, including $7.7 million for milestone payments to Kensey Nash Corporation, $3.0 million for the termination of a license agreement, and approximately $600,000 for indemnification costs.

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1Constant currency is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

2012 Outlook

We project that 2012 revenue will be in the range of $133.5 - $136.5 million, an increase of 5% - 7% from 2011, or 6% - 8% on a constant currency basis. Our revenue outlook excludes the impact of any new product revenue, namely the recently announced TAPAS drug delivery and diagnostic device and GlideLight. Both of these products are currently being evaluated in selected accounts and we anticipate commercial launch of these products in mid-2012.

Net income is projected to be in the range of $1.5 - $3.0 million, or $0.04 - $0.08 per diluted share. We expect to continue making investments targeted at future growth.

Conference Call

Management will host an investment community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results and answer questions. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A 48-hour telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering reservation code 69504462. The webcast will be available on our website for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in more than 40 countries and are used to treat arterial blockages in the heart and legs, as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our expectation of continued growth, growth rates, 2012 outlook including projected revenue and net income, clinical trials and speeding up our pipeline of new products. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include greater than anticipated indemnification obligations or other adverse results in connection with any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with our relocation and consolidation of our manufacturing operations, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements, please see our previously filed SEC reports. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$33,269	$30,422
Cost of products sold	8,968	8,927
Gross profit	24,301	21,495
Gross margin %	73%	71%
Operating expenses:
Selling, general and administrative	20,608	17,367
Research, development and other technology	3,758	4,253
Total operating expenses	24,366	21,620
Operating loss	(65)	(125)
Other income, net	81	50
Income (loss) before taxes	16	(75)
Income tax expense	(4)	(79)
Net income (loss)	$12	$(154)

Income (loss) per common and common equivalent share:
Basic	$0.00	$(0.00)
Diluted	0.00	(0.00)
Weighted average shares outstanding:
Basic	33,983	33,238
Diluted	35,072	33,238

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,000	$39,638
Accounts receivable, net	18,066	18,123
Inventories, net	9,506	8,542
Deferred income taxes, current portion, net	610	610
Other current assets	2,668	2,421
Total current assets	57,850	69,334
Property and equipment, net	27,793	27,249
Goodwill	13,296	11,569
Other assets	746	884
Total assets	$99,685	$109,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$17,039	$27,960
Non-current liabilities	1,500	1,566
Stockholders’ equity	81,146	79,510
Total liabilities and stockholders’ equity	$99,685	$109,036

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2011				2012
(000's, except laser sales and installed base amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr

Disposable products revenue:
Vascular Intervention revenue	$14,679	$15,848	$15,860	$15,877	$16,411
Lead Management revenue	11,282	11,505	11,800	11,893	12,368
Total disposable products revenue	25,961	27,353	27,660	27,770	28,779

Service and other revenue	2,520	2,544	2,517	2,541	2,659

Laser revenue:
Equipment sales	617	1,024	719	909	591
Rental fees	1,324	1,293	1,231	1,304	1,240
Total laser revenue	1,941	2,317	1,950	2,213	1,831

Total revenue	30,422	32,214	32,127	32,524	33,269

Net income (loss)	(154)	584	109	355	12
Non-GAAP adjusted net income excluding special items (1)	N/A	N/A	935	1,310	N/A

Cash flow generated by (used in) operating activities	142	3,212	338	3,051	(4,713)
Total cash and current investment securities	33,493	35,655	36,154	39,638	27,000

Laser sales summary:
Laser sales from inventory	3	6	4	5	4
Laser sales from evaluation/rental units	3	2	3	3	—
Total laser sales	6	8	7	8	4

(1) Non-GAAP adjusted net income excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table. There were no special items reported in the first or second quarters of 2011 or in the first quarter of 2012.

Worldwide Installed Base Summary:
Laser sales from inventory	3	6	4	5	4
Rental placements	30	20	19	21	15
Evaluation placements	8	3	6	4	6
Laser placements during quarter	41	29	29	30	25
Buy-backs/returns during quarter	(21)	(16)	(10)	(13)	(13)
Net laser placements during quarter	20	13	19	17	12
Total lasers placed at end of quarter	962	975	994	1,011	1,023

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income to Non-GAAP Adjusted Net Income and Net Income per Share to Non-GAAP Adjusted Net Income per Share (000’s, except per share data) (unaudited)

	Three Months Ended September 30, 2011		Three Months Ended December 31, 2011
	Net income	Per diluted share (1)	Net income	Per diluted share (1)
Net income, as reported	$109	$0.00	$355	$0.01
Litigation charge (2)	596	0.02	—	—
Federal investigation legal and accrued indemnification costs (3)	—	—	(370)	(0.01)
Settlement costs -- license agreement dispute (4)	—	—	1,821	0.05
Litigation-related interest expense (2)	230	0.01	—	—
Decrease in valuation allowance against deferred tax asset (5)	—	—	(496)	(0.01)
Non-GAAP adjusted net income	$935	$0.03	$1,310	$0.04
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1)
Per share amounts may not add due to rounding. Per diluted share is calculated for the special items based on the fully diluted weighted average shares outstanding for all periods. The fully diluted weighted average shares were 34,390,829 for the three months ended September 30, 2011 and 34,631,377 for the three months ended December 31, 2011.

2)
In the third quarter of 2011, the Dutch Court of Appeal issued a ruling in favor of Cardiomedica S.p.A., requiring us to pay $0.6 million plus $0.2 million of interest to Cardiomedica. Further information regarding this matter is included in our Annual Report on Form 10-K for the year ended December 31, 2011.

3)
Following the indictment in the third quarter of 2010 of three former employees with whom we have indemnification agreements, we accrued a $6.5 million charge to record our estimated liability related thereto. In the fourth quarter of 2011, we reversed $0.4 million of the original accrual based on developments in these proceedings, including the conclusion of the trial of two of the defendants and the dismissal of charges against a third defendant. Further information regarding this matter is included in our Annual Report on Form 10-K for the year ended December 31, 2011.

4)
In January 2012, we entered into a Termination and Mutual Release (“Agreement”) with Medtronic, Inc. The Agreement terminated the License Agreement between us and Medtronic dated February 28, 1997. Under the Agreement, we paid Medtronic $3.0 million in January 2012. We had accrued royalty expenses in the amount of $1.2 million prior to the settlement; therefore, the amount of $1.8 million was recorded as settlement costs—license agreement dispute. The Agreement includes a mutual release and no further royalty expenses will be incurred subsequent to the effective date of the Agreement.

5)
In the fourth quarter of 2011, we entered into a strategic tax transaction with the approval of the Dutch tax authority that effectively extended the life of a portion of a net operating loss (NOL) carryforward in the Netherlands, which had previously been scheduled to expire on December 31, 2011 and which had previously been fully reserved. As a result, we recorded a $0.5 million tax benefit representing our estimate of the actual utilization of the extended deduction in future years.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (000's, except percentages) (unaudited)
	Three Months Ended
	March 31, 2012			March 31, 2011	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$27,828	$—	$27,828	$25,560	9%	9%
International	5,441	103	5,544	4,862	12%	14%
Total revenue	$33,269	$103	$33,372	$30,422	9%	10%

We use the non-GAAP financial measures described in this release as supplemental measures of performance and believe these measures facilitate operating performance comparisons from period-to-period and company-to-company. Our management uses the non-GAAP financial measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period's foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe that providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some of the limitations associated with our use of these non-GAAP financial measures are:

•	Our management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures we use.

•
Items such as the federal investigation legal and accrued indemnification costs, the license agreement termination charge and the litigation charge and related interest that are excluded from net income and net income per share can have a material impact on cash flows, GAAP net income and net income per share and reflect economic costs to us that are not reflected in non-GAAP adjusted net income and non-GAAP adjusted net income per share.

•
The decrease in the valuation allowance against the deferred tax assets represents a change in the value of assets. The benefit associated with this change in value is not included in our non-GAAP net income or non-GAAP net income per share.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

We provide detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. We encourage investors to review these reconciliations.

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